Exhibit 99.1

Plymouth Industrial REIT
Second Quarter 2022 Earnings
August 3, 2022 at 9:00 a.m. Eastern

CORPORATE PARTICIPANTS

Tripp Sullivan – Investor Relations, SCR Partners

Jeff Witherell – Chairman and Chief Executive Officer

Pen White – President and Chief Investment Officer

Jim Connolly – Executive Vice President Asset Management

Anthony Saladino – Executive Vice President and Chief Financial Officer

Plymouth Industrial REIT

August 3, 2022 at 9:00 a.m. Eastern

PRESENTATION

Operator

Hello, and welcome to the Plymouth Industrial REIT Second Quarter 2022 Conference Call. All participants will be in listen-only mode. Should you need assistance, please signal a conference specialist by pressing the star key followed by zero. After today’s presentation, there will be an opportunity to ask questions. To ask a question, you may press star then one on your touchtone phone. To withdraw your question, please press star then two. Please note, today’s event is being recorded.

Now I’d like to turn the conference over to your host today, Tripp Sullivan, of SCR Partners. Mr. Sullivan. Please go ahead.

Tripp Sullivan

Thank you. Good morning. Welcome to the Plymouth Industrial REIT conference call to review the company’s results for the second quarter of 2022. On the call today will be Jeff Witherell, Chairman and Chief Executive Officer; Pen White, President and Chief Investment Officer; Anthony Saladino, our Executive Vice President and Chief Financial Officer; Jim Connolly, Executive Vice President of Asset Management; and Anne Hayward, General Counsel.

Our results were released this morning in our earnings press release which can be found on the Investor Relations section of our website along with our Form 10-Q and supplemental filed with the SEC. A replay of this call will be available shortly after the conclusion of the call through August 10, 2022. The numbers to access the replay are provided in the earnings press release.

For those who listen to the replay of this call, we remind you that the remarks made herein are as of today, August 3, 2022. It will not be updated subsequent to this call. During this call, certain comments and statements we make may be deemed forward-looking statements within the meaning prescribed by the securities laws including statements related to the future performance of our portfolio, our pipeline of potential acquisitions and other investments, future dividends, and financing activities. All forward-looking statements represent Plymouth’s judgment as of the date of this conference call and are subject to risks and uncertainties that could cause actual results to differ materially from our current expectations. Investors are urged to carefully review various disclosures made by the company including the risks and other information disclosed in the company’s filings with the SEC.

We also will discuss certain non-GAAP measures, including but not limited to, core FFO, AFFO and adjusted EBITDA. Definitions of these non-GAAP measures and reconciliations to the most comparable GAAP measures are included in our filings with the SEC.

I’ll now turn the call over to Jeff Witherell. Please go ahead.

Jeff Witherell

Thanks, Tripp. Good morning everyone, and thank you for joining us today. What you will hear from us this morning is very consistent with what you’ve heard from other industrial landlords so far this quarter. Industrial fundamentals are as strong as ever, tenants are showing zero sign of economic distress, rent growth is robust, supply chains are shrinking and borrowing costs are ratcheting up significantly while seller and buyer expectations appear to be mismatched.

Plymouth Industrial REIT

August 3, 2022 at 9:00 a.m. Eastern

We will keep our commentary short on these well-trodden topics, but we can certainly devote more time to them in Q&A if necessary. Where Pen and I would like to focus most of our time this morning is on correcting some false premises and reaffirm our belief in our markets.

When we look across our portfolio, you can see that our operating metrics reinforce our thesis that our markets have strong fundamentals, lower cost of living, higher labor force availability, lack of new supply competing with our property type, and tight availability for space that is in high demand for the majority of our tenants. In addition, recent large corporate and manufacturing relocations to these regions and the ongoing shift in supply chain certainly reinforce our long-held belief that a tier 1 only investment strategy is not only shortsighted, it’s subject to higher volatility, but also inconsistent with a disciplined, diversified investment approach.

There are a lot of facts about the non-coastal markets that are being overlooked. There are two major developments that I would like to highlight. First is the decision of the Ford Motor Company to locate the development of their Blue Oval City just outside Memphis. This is their future electrification program and will consist of over 10 million square feet and over 10,000 new jobs. The second is the Columbus, Ohio market where Intel is building two semiconductor fabrication plants on 926 acres. This is a $20 billion capital investment that will create 3,000 high-tech jobs. There is a reason these global companies have chosen these markets to create the future of their companies.

Based on numerous requests we’ve received of late to better educate the investment community on what’s being missed about our markets, we have a few new slides in our investor presentation that supports this commentary. We will also have third-party research posted on our website as well that provides a lot more empirical data.

Now let’s turn to the key operating stats for the quarter. They look a lot like what we’ve reported the last several quarters, but we are starting to see the cumulative impact of double-digit rent increases and record leasing volumes show up and accelerating same-store NOI growth. Occupancy was 97.3%. Cash releasing spreads were 22.2%. Same-store NOI on a cash basis was up 15.8%. Rent collections were well over 99%. Core FFO per share was up 15% and AFFO per share was up 28%.

Consistent with our announcement in June ahead of NAREIT and our quarterly activity update early July, we have elected to pull back from acquisition activity. Pen will get into the drivers for this decision later. Until we see some stability in the capital markets, we expect our primary source of growth for the near term will be organic growth, complemented by our development program that can produce yields in the 7% to 9% range. We have provided some new disclosures related to our development program in the quarterly supplemental on pages 5 and 12 that I want to highlight such as more definitive completion dates, funding percentage, and percentage leased. As this program progresses, we will be able to give you a better idea of the status of each project.

In Portland, Maine, we have completed construction at our $9.3 million, 70,000-square foot building, and we are now 50% leased with proposals out for the balance of the space. In Atlanta, we’re under construction with a new 237,000-square foot industrial building that should deliver in the third quarter and a 180,000-square foot building adjacent to it that should deliver in the fourth quarter. The total investment for these two is approximately $24 million. We currently have a lease out for signature on the second building for the entire 180,000 square feet.

Plymouth Industrial REIT

August 3, 2022 at 9:00 a.m. Eastern

In Cincinnati, at our Fisher Industrial Park, we have a new 155,000-square foot building under construction for a total investment of $12.2 million that should also deliver in the fourth quarter. We have five other buildings that are in various stages of development but have not yet begun construction. In Cincinnati, we have another 200,000 square feet that we are considering at Fisher Park. In Jacksonville, we are preparing to begin construction on 176,000 square feet over four buildings that are in our existing parks. Out of the 176,000 square feet, we have a lease signed on 20,000 square feet and a lease out for signature on 41,000 square feet.

As it relates to our balance sheet, we know where we need to be in terms of leverage. While our plan to gradually delever is extended a bit due to the current state of capital markets, we know 2023 will be a big opportunity for us. We have the Series A preferred that can be repaid beginning on January 1st. Absent the ability to accretively access equity capital in the markets we expect to delever through EBITDA growth. We also have several options we are actively considering in terms of UPREITs, additional asset dispositions on a limited basis or JV, such as the one we completed with Madison in Memphis. Our dividend payout ratio is among the lowest across our peer group and provides a solid return to our shareholders.

Pen, why don’t you take it from here on what’s occurring in our markets and with our acquisition activity?

Pen White

Thanks, Jeff. Good morning, everyone. During the second quarter and through the first week of July, we closed on $65 million of acquisitions totaling 662,000 square feet across six industrial buildings. The weighted average initial yield of the acquisitions was 5.9% at a weighted average cost of $103 per square foot. These acquisitions expanded our footprints in Chicago, Cincinnati, Cleveland, and St Louis. We also entered the Charlotte market for the first time and continue to look for new opportunities in the Carolinas.

The $65 million in acquisitions was slightly below what we had projected for Q2, but we elected to pass on several opportunities that we had previously underwritten. Year-to-date, however, we’ve completed $254 million in acquisitions which would still be one of the more active years in our history. While our investment pipeline remains very robust, we believe it’s prudent to press the pause button on new acquisitions for the time being. Buyers and sellers are going through a period of price discovery which is consistent with what we’ve seen in other periods of public market volatility and swift moves in interest rates.

In the wake of rising interest rates, inflationary pressures, and recessionary type discussions permeating the economic landscape, in-going cap rates are being reevaluated while re-trades have become more ubiquitous as deals are still closing but at 10% to 25% less than initial guidance.

As we have said in prior calls, we will focus on what we do best at Plymouth. That means, we’ll look for opportunities that are accretive on a cash flow basis, allow us to secure above market rental increases, leverage our regional property management and asset management teams, and focus on markets with low vacancy rates, strong rental growth, and high tenant demand for our preferred product type and size.

So far, the results of this investment strategy speak for themselves. Where we think we need to elaborate a bit more and connect the dots for the investment community is why we’ve invested, where we have and what we’re seeing that others seem to be overlooking. As Jeff mentioned earlier, we’ve added a few new slides on our markets in our investor presentation which help crystalize our investment strategy, specifically our history of investing in tier 2 markets and in older properties, i.e. Class B, that typically have smaller tenants. In conjunction with Avison Young and their industry research arm, AVANT, we’ve pulled together an analysis of tier 1 and tier 2 industrial markets.

Plymouth Industrial REIT

August 3, 2022 at 9:00 a.m. Eastern

By comparing tier 1 markets, such as Los Angeles, Inland Empire, Northern New Jersey, and Seattle, for instance, to our tier 2 markets, such as Cincinnati, Columbus, Indianapolis, Jacksonville, Memphis, and others, we find that tier 2 markets enjoy higher affordability and lower labor costs than tier 1 markets. In fact tier 2 markets boast an industrial work-to-business ratio four times that of tier 1 markets. That’s important, because as most of you know, workforce availability and labor costs are predominant factors for companies occupying industrial space, as well as population growth.

Since 2005 population growth in our tier 2 markets was 13.4% compared to 5.7% in tier 1 markets, and the projected population growth for tier 2 markets for the next four years is 2.1% compared to a minus 0.3% in tier 1 markets. Tier 2 markets predominantly lie within the center of the country. What CCIM Institute’s chief economist, K.C. Conway, calls the Golden Triangle, an area that roughly triangulates Illinois, Texas, Florida, and back up to Illinois. The Golden Triangle contains over 70% of the US population and half of the US GDP and more ports than any other region in the country, and five of the seven Class 1 railroads; 90% of US households live within a five-hour truck drive of primary intermodal facilities and inland rail ports.

While the coasts certainly have a commanding presence for logistics, the Golden Triangle has recently become the epicenter for logistics infrastructure. The strongest e-commerce, parcel delivery, logistics, and retail firms have expanded significantly throughout the region. According the CCIM Institute in 2000, West Coast ports handle 65% of all shipping containers with East Coast and Gulf Coast ports handling the other 35%. Yet in 2020, that ratio became balanced at 50%, 50%, and that is another reason why we continue to invest in the Golden Triangle where over 90% of our portfolio exists.

Another interesting statistic is that the availability of industrial space throughout the country in 20,000 to 150,000-square foot range has shrunk significantly as a percentage of total inventory over the last 20 years. Predominant development focus in both tier 1 and tier 2 markets has been in buildings 500,000 square feet and over with nearly a third of all inventory in tier 2 markets over 500,000 square feet.

Since 2010, in tier 2 markets, there has been only 7% growth in the 20,000 to 150,000-square feet range and over 75% growth for 500,000 square feet and over, and yet the size range that has experienced the highest year-over-year rental growth, according to CBRE Industrial and Logistics Research, are lease signings for space between 100,000 square feet and 300,000 square feet.

So what does all this mean? First, it means that all new supply is not created equal. We hear comments about the large amount of new supply coming online in our markets that anyone quoting those statistics need to acknowledge that little to none of that product competes with our product and our tenant base. Second, the highest demand and most liquid size of space being leased in our market comes in the 20,000 to 150,000-square foot range.

Third, Plymouth’s average size tenant is about 65,000 square feet with 70% of our ABR concentrated in leases under 250,000 square feet. Lastly, the high demand for these smaller spaces, the shared number of tenants executing leases in this size range, and the limited supply is pushing up rental rates. Market rents have been increasing, but we have been outpacing them and we see this on the ground every day.

These dynamics are what originally attracted us to these markets, and we believe our thesis is being proven out. I would also note that we’ve looked at rent growth statistics in these same markets for every year since 2006 and they’ve shown that in past recessionary environments they remained relatively stable compared with tier 1 markets.

Plymouth Industrial REIT

August 3, 2022 at 9:00 a.m. Eastern

The bottom line is that, we believe continuing to invest in the Golden Triangle and assets between 100,000 square feet and 300,000 square feet will enable us to continue to push rents for the foreseeable future as we have already demonstrated.

Now, I’d like to turn it over to Jim Connolly to walk through the leasing activity and portfolio operations.

Jim Connolly

Thanks, Pen. Good morning. Leases commenced during the second quarter of 2022 totaled an aggregate of 1.5 million square feet for leases greater than six months. These leases included 500,000 square feet associated with renewal leases and 1 million square feet for leases with new tenants. The weighted average lease term for these leases was 5.7 years and the rental rate associated with these leases increased 22.2% over prior lease rates on a cash basis. The renewal rate for Q2 was 33%. For the year through Q2 the weighted average lease term on commencing leases was 5.4 years with a 19.5% cash rental rate increase, and the first half renewal rate was 51%.

Through the end of July, we have executed leases totaling 6.4 million square feet related to space scheduled to expire during 2022 which represents 92% of the 7 million square feet of total 2022 expirations. This amount includes adjustments for acquisitions and early terminations. The renewal rate for these transactions was 71% with a weighted average lease term of 4.1 years. Furthermore, we leased 630,000 square feet of space that had been vacant at the start of 2022, 55,000 square feet of new development space, and have had just 106,000 square feet go vacant without being released.

Rental rates associated with all executed leases commencing during 2022 is 17.1% over prior lease rates on a cash basis. These transactions include seven leases of at least 10 years on 518,000 square feet. We have also leased the roof on the new Portland building for solar panels, which will be operational during 2023. There was 1,028,000 square feet leased for space expiring during 2023 at rates of 11.1% above expiring cash rents. While this amount is less than the 2022 total rental rate increase, it is actually greater than the renewal rate increase through Q2 2022 of 10.1% which is what this space is comprised of.

There are leasing prospects for our Atlanta, Florida, Cincinnati, and Maine development projects that we are actively working. Additional solar leasing is also in the works with roof space totaling 4.2 million square feet being awarded to two solar vendors to lease out. The solar panels should be operational during the first half of 2023 generating approximately 42 megawatts of power. Portfolio-wide occupancy at the end of Q2 2022 was 97.3% up 30 basis points from the end of Q1 due to the commencement of the vacant space leasing previously mentioned. Of the 921,000 square feet of vacancy within our portfolio at the end of Q2, 533,000 square feet has been leased with tenancy starting later in 2022 with another 98,000 square feet categorized as being repositioned at five locations.

In total, there were ten buildings with 1,266,000 square feet classified as being repositioned during 2022 due to rollover and our planned renovations. Most of this space, approximately 95% of it, is currently leased, but excluding all the repositioned square footage, our occupancy rate would be 97.5%. If you added back all of the future leases coming online, our occupancy would have been 98.8%.

Finally, through 7/25 we had collected 99.3% of our rents billed during Q2 2022. There are currently no active rent deferrals. The asset and property management teams continue to deliver at a high performance level. Our buildings remain leased at a high occupancy level, rental rates continue to increase, tenant relations is high, and our buildings are well looked after.

Plymouth Industrial REIT

August 3, 2022 at 9:00 a.m. Eastern

At this point, I will turn it over to Anthony to discuss our financial results.

Anthony Saladino

Thank you, Jim. We were pleased to report double-digit increases in same-store NOI and core FFO and AFFO per share and unit. There are a few points that stand out in our Q2 results that I will discuss before providing commentary on our updated guidance assumptions for the year.

Let’s start with acquisitions. The $48.9 million completed in the second quarter was less than the $74 million mark we previously communicated. However, we completed another $16.5 million soon after the quarter bringing us closer in line with what we had projected. Consistent with Jeff and Pen’s earlier commentary, we are not expecting additional acquisitions for the balance of the year.

G&A excluding the write-off of deal costs associated with prospective acquisitions not consummated was 8.8% of revenues as we held the line on expenses. Interest expense, however, was a headwind for us as rates moved approximately 100-plus basis points from Q1 leading to a 24% sequential increase in interest expense and on $20 million in incremental debt. We did not deploy the ATM at any point after our last earnings call.

Same-store NOI on a GAAP basis was up 9.4% and up 15.8% on a cash basis. That’s an acceleration from Q1 that we attribute to sequential growth in revenue from our new and renewal leasing in the portfolio supported by improved expense reimbursement as we convert expiring rollover to triple net lease structures. Triple net leases now account for approximately 72% of same-store ABR as of quarter end. More specifically, in the same-store pool we saw a strong leasing results in our Chicago and Ohio markets and accelerated lease-up in our Cincinnati market.

Looking at our balance sheet, our total debt to total market capitalization moved up to 52% at quarter end primarily due to the decline in our stock price from Q1 while net debt plus preferred to EBITDA improved 50 basis points to 8.3 times. As of June 30th, 79% of our total debt carried a fixed rate or was fixed through interest rate swaps with a total weighted average cost of debt of 3.61% with 55% of total debt on an unsecured basis.

As noted on our last call, we recast our unsecured credit facilities adding five new banks to the facility and increasing it to $800 million in total from $500 million. The increase was comprised of an additional $150 million to our unsecured revolving line of credit, which brings it $350 million and a new $150 million five-year term loan, which brings us to $450 million in term loans.

We’ve implemented interest rate swaps on $300 million of the term loans subsequently moving them to SOFR-based from LIBOR-based in mid-July. Our current leverage continues to reflect the fact that we are carrying approximately $24.8 million in investments on our balance sheet as of June 30th related to construction in progress associated with the development activity for the projects Jeff outlined earlier. While these projects are currently a drag on net debt to EBITDA, they will be contributors to earnings as well as NAV creation when they come online over late this year and next. Our liquidity position remains strong as presently we have $15.9 million of cash on hand plus an additional $7.2 million in operating expense escrows, and $282.5 million of capacity on the revolving line of credit.

Turning to our 2022 guidance, we have affirmed our core FFO per share in unit range. With the contribution from previous acquisitions the more than doubling of our annual same-store NOI range and lower G&A offset by higher interest expense, the effect of the previously disclosed conversion of half of the Series B shares to common shares on a one-for-one basis and the timing of lease-up on our new development projects. With respect to same-store, we have derived the low end of the new NOI growth range of 7.5% to 8% to account for one potential move out of approximately 200,000 square feet, and additional real estate taxes, insurance, and utility impacts, some of which may not be fully recoverable from tenants per the terms of their respective leases.

Plymouth Industrial REIT

August 3, 2022 at 9:00 a.m. Eastern

As mentioned earlier, the impact from acquisitions is slightly below what we had originally anticipated, and G&A will be lower than expected as we carry forward the expense controls through the balance of the year with guidance reflecting a $475,000 decrease from the midpoint.

From this point, absent the one acquisition completed in early July, the only debt we expect to add to the balance sheet is related to our development program for the balance of the year. As Jeff noted earlier, we know where our leverage targets need to be and we will consider all options to get there, absent the use of the ATM at current price levels.

We expect to be very judicious with the use of debt and are anticipating fixing the rate on our new $150 million term tranche. We have increased our full-year guidance on interest expense by $1.15 million from the midpoint. The incredible leasing and our ability to capture double-digit mark-to-market, coupled with our ongoing sourcing of value creation and development opportunities will fuel organic growth and provide strong returns to shareholders. All of these levers continue to drive FFO growth and rightsize our leverage profile as incremental EBITDA comes online over the next 12 plus months.

Operator, we’re now ready to take questions.

QUESTIONS AND ANSWERS

Operator

Yes, thank you. At this time we will begin the question and answer session. To ask a question, you may press star then one on your touchtone phone. If you’re using a speakerphone, please pick up the handset before pressing the keys. To withdraw your question, please press star then two. At this time, we will pause momentarily to assemble the roster.

Our first question today comes from Todd Thomas with KeyBanc Capital Markets.

Todd Thomas

Hi. Thanks. Good morning. First question just around the guidance. Core FFO of $0.47 again second quarter implies a bit of a step-down to get to the midpoint. You increased the cash same-store NOI growth forecast by 375 basis points, and it looks like the drag from G&A and interest expense, there is a net drag there of about a penny and a half or $0.02, but can you just run through some of the moving pieces to help bridge the step down from the $0.47 in the quarter towards the midpoint of the guidance range?

Anthony Saladino

Thanks for the question. So, the drags in kind of order of priority are potentially some anticipated impacts with respect to opex that we’re conservatizing a bit. There is the full impact out of the conversion of the Series B and then just a little more conservatism around the increase in debt costs.

Todd Thomas

Okay. What’s embedded in the guidance for the remaining conversion of the Series B in terms of timing?

Anthony Saladino

There is no subsequent conversion. So the guidance reflects the 50% conversion that took place in April of this year.

Plymouth Industrial REIT

August 3, 2022 at 9:00 a.m. Eastern

Todd Thomas

Okay, got it, and then as we think about the Series A preferreds, roughly $50 million, you mentioned in your prepared remarks that’s callable January 1st of next year. What’s the current thinking there in terms of taking those out?

Anthony Saladino

Presently, we have sufficient capacity on the line to take the Series A out, and we would be utilizing that capacity to redeem the Series A.

Todd Thomas

That’s helpful, and then if I could just one last one for Pen. You mentioned in terms of asset pricing that deals have been re-traded more recently and that required returns have increased. Can you just provide a little bit more detail on the changes that you’re seeing on initial cap rates and in your markets?

Pen White

Sure, Todd. As a general comment, I think you’re seeing some cap rate expansion across the board and in our markets anywhere from 25 bps to 60 bps to 65 bps kind of depending on the tenants and the length of lease terms, but we definitely have seen a lot of, I guess, reexamination from sellers, whether they want to put deals in the market right now. I think their expectations may not be in sync with what’s going on in the ground. So, I think a lot of folks are on the sidelines, and I think that’s having an effect on valuations. We’re still in a period of price discovery. I think we’ll probably get more clarity on that after the summer after around Labor Day or so.

Todd Thomas

Hello, All right. Thank you.

Pen White

Thank you.

Operator

Thank you, and the next question comes from Bryan Maher with B. Riley, FBR.

Bryan Maher

Good morning. Staying with that line of questioning for a minute, I think in your prepared comments you might have said that some deals were closing at 10% to 25% below the initial contract price. I’m paraphrasing there, obviously. Who would the sellers be who would take such a haircut 20%, 25% level? What’s their motivation? Do you have any insights into that?

Pen White

I don’t know if I have a lot of insights, a little bit more conjecture. Oftentimes, there may be funds, for instance, that we’re required to sell no matter what the market conditions are. There may be other reasons above and beyond that for other seller types, but I think in my prepared remarks that those haircuts were applied against initial guidance per se, not exactly applied against those under contract.

My team and I get a lot of calls from various brokers across the country on deals that we may have looked at in the fourth quarter, for instance, or early first quarter and passed on and we get calls that say, “Hey, I know you looked at this five, six, seven months ago, but we’ve realigned our expectations or the seller has. Would you consider X price instead of Y price?” So, those kind of conversations have been occurring a lot more frequently in the last 30 days to 60 days than they did six months ago, if that helps.

Plymouth Industrial REIT

August 3, 2022 at 9:00 a.m. Eastern

Bryan Maher

Yes. That’s helpful, and your Golden Triangle comment, those were really helpful insights. Can you talk a little bit about rental rates which clearly are well into the double-digits? Are you finding any pushback from tenants or prospective tenants on those rates continuing to be sustainable at those levels at least for the next several quarters?

Jim Connolly

Sure. This is Jim. The rental rates are continuing to go up. There’s really been no pushback. I think it’s continued lack of space and tenants wanting to make sure that they have warehousing into the future.

Bryan Maher

Okay, and just last from me, the comments on Memphis and Columbus were helpful as it relates to Ford and Intel. Can you give us any more details about kind of how you’re thinking about the long-term increase in demand in those markets relative to kind of the existing and proposed new supply?

Jeff Witherell

Yes, Bryan. Those comments were just two out of many that are out there, and I think the theme that we’re trying to get across to people is that Blue Oval City in Memphis, Bill Ford said it, he said, “We’re betting the future of the company on electrification, and we’re doing it in Tennessee,” is the reason they’re doing it there instead of Michigan.

So, this overall theme that we have is, this type of manufacturing I would call the Intel facilities in Columbus is somewhat of a re-shoring. They looked overseas to build those. There’s a reason they’re not building them in in the Silicon Desert, but they’re putting them in Columbus for a reason, and we think that theme—based on lots of research—we think that theme of re-shoring, on-shoring, assembly, manufacturing, high-level distribution is going to take place over the next 10 to 15 years.

I mean, this trend that is happening for re-shoring and trying to enhance the supply chain is a trend that’s going to continue to go for a long period of time. So, if you talk about our markets, I think there’s five markets in the country that represent almost 70% of most of the new construction, Chicago, California, and so on and so forth. So, when you get into Memphis and you get into places like Columbus, where our buildings are, we don’t really see an oversupply issue coming for us. There are certain parts of Columbus where there’s a lot of new construction going on, Class A facilities, mostly bigger box, but for our type property in general, we just don’t see any overbuilding in most of our market.

Bryan Maher

Okay. Thank you.

Jeff Witherell

Thank you.

Operator

Thank you, and the next question comes from Dave Rodgers with Baird.

Plymouth Industrial REIT

August 3, 2022 at 9:00 a.m. Eastern

Dave Rodgers

Good morning everybody. Maybe, Anthony and Jeff, these would be for you. On the same-store improvement, obviously guidance doubled from last quarter to this quarter in terms of your cash same-store NOI guide. So, I guess, talk a little bit more about maybe what surprised you guys in those numbers that allowed you to drive that up and the gains that you saw. Is that primarily related to kind of the outperformance in 2Q, or again, do you think you can kind of get some of that back? It just seems like some of the comments about the second half were maybe not as strong as the first half.

Anthony Saladino

There was a little surprise and a little acceleration. So the surprise was with respect to the spread, it was just outsized relative to our initial guidance. With respect to the acceleration that took place primarily in Cincinnati, and I think we’re going to see a fairly similar impact in Q3.

The caution around the same-store is that we have about 1.1 million square feet in available and expiring leases for the remainder of the year, and while we are optimistic there is potentially a little downside to the extent that the one space that we specifically identified vacates. Then, in addition to that, Dave, as I mentioned when speaking with Todd that there are some potential impacts with respect to opex, specifically real estate taxes and specifically in our Chicago markets where we have less triple net leases and recovery becomes potentially a gating item to the extent that we have significant increases in operating expenses.

Dave Rodgers

Alright, that’s helpful. Appreciate that, Anthony. Maybe with Pen, the deals that you guys said you backed out of, you obviously did close some acquisitions in the second quarter, but you chose not to pursue others. What was unique about those that you chose not to pursue with the timing? Was there something unique in the leasing prospects for those assets, anything economically that you were worried about, or was it purely capital costs?

Pen White

I think against a backdrop of macroeconomic issues going on with respect to interest rates being hiked, of course, and inflationary pressures continuing, we just decided to press the pause button, as I mentioned. There were a couple of deals that when we drill down through due diligence, we just found more potential capex as it related to particularly roofs. I mean, we kind of get into a discussion with brokers and sellers about what to allocate, and there is some difference of opinion along those lines, and during those courses of discussions the macroeconomic environment seemed to soften even more.

So, I think we’re probably not unlike a lot of other of our peers that we decided to just see what happens when the dust settles, and so we’ve always tried to be very prudent with how we allocate capital, and I think we demonstrated we have been demonstrating that for the last two or three months.

Dave Rodgers

That’s helpful, and then maybe last from me. On the development side, you obviously gave some additional disclosures, so thanks for the added disclosures this quarter. Can you talk about your development cost protection that you have in place currently and then also as you look out to the pipeline that you mentioned this quarter, can you talk about your comfort with being able to secure pricing on those transactions to move forward relatively quickly, or going back to your recent comment, Pen, if costs are kind of moving on roofing materials and the like, do you end up kind of putting pause on future developments? Just wanted better clarity on that if I could. Thank you.

Plymouth Industrial REIT

August 3, 2022 at 9:00 a.m. Eastern

Jeff Witherell

So, Dave, this is Jeff. We have always done our own development. We’re very involved in the entire process of getting these buildings built. However, when we bring on a contractor that actually starts construction, we’re doing a fixed price contract. So, there are no exclusions to that contract. If steel prices go up, concrete goes up, we’re not responsible for it. So, it’s a full-price truck pad, everything is included, levelers and so forth. So, that all gets ordered in conjunction with signing a contract, and we don’t sign those contracts with the contractor until we’ve checked back-end with the brokers and seen where we’ve ended up.

I think what gives us faith that these things are going to get done is just we’re in the market every day leasing. As you can see, we’ve signed a lot of leases across our portfolio. We’re signing sometimes ten leases a week, and so we know what’s going on in the market.

I’ll give you an update that just came in in the last ten minutes. So, in the prepared remarks 176,000 square feet in Jacksonville, over four buildings in our parks. I had stated that 41,000 square feet was out for signature; it just actually just got signed. So, we have a 20,000-square foot lease signed on half a building in Jacksonville, and 41,000 square feet is a full building, and that just got signed this morning, few minutes ago.

We have, again, a lease out for signature in Atlanta, and that building will be in on time and on budget in the third and fourth quarters, both those buildings. So a lot of activity in Cincinnati. Again, Fisher Industrial Park is our 1.25 million square feet existing park, and we have land in there to build another 300,000 square feet or 400,000 square feet, and we have walls it going up 155,000 square feet now in Cincinnati. A lot of interest in that. Going forward, we’re going to continue to build out if the demand is there.

Dave Rodgers

Alright. Thanks, Jeff.

Jeff Witherell

Sure thing. Thank you, Dave.

Operator

Thank you, and the next question comes from Barry Oxford with Colliers.

Barry Oxford

Thanks guys. Jeff, I think it’s smart to pause on here-on acquisitions if we’re going to be kind of going through a repricing, but let’s say as we go into ’23, do you anticipate the acquisition volume to be where it has been previously, or do you see yourself doing more development and then acquisitions won’t be as big a component going forward?

Jeff Witherell

Thanks, Barry. So, again on development we want to be clear, we believe that at these high single-digit yields it goes with our theme where, hey, we will build new buildings at high single-digit yields, we will buy Class B at attractive yields, and we’ll buy Class A at attractive yields. We’d like to say we’re buying Class A at Class B prices, and I think we’ve proven that out especially in St Louis which we’ve done a phenomenal job there over the last 12 months.

Plymouth Industrial REIT

August 3, 2022 at 9:00 a.m. Eastern

We’re not big developers, we’re not out buying land, and we’re not taking that risk of developing the land and then putting buildings on it. So, we’re not going across the interstate bringing in all the infrastructure, water, sewer, gas, whatever electric, bringing it across, spending millions of dollars on infrastructure, then go build a building. Those are developers. It’s a little higher risk game then we’re interested in. So, we’re building on land that we currently own. Would we buy an adjacent parcel? Yes, if it all made sense.

So, I just don’t think that development going forward is going to be a big piece of the pie. It’s going to be incremental; it is going to add a lot of value. I think I’ll answer this for Pen. I mean, we think the acquisitions are certainly going to be available to us next year, and we will continue to buy below replacement cost at very attractive yields.

Barry Oxford

Okay. So, the short answer, Jeff, you see the acquisition pipeline returning to some sort of normal rate at some point.

Jeff Witherell

Yes, you’ve got all these sellers that have backed away from the market until things settle down.

Barry Oxford

Right, and that makes sense.

Jeff Witherell

I mean they’re going to sell eventually. I mean, that’s the beauty of what we’ve always said is we get questions on why somebody sold that building. There’s probably 12 reasons why they sold that building or one of 12, and one of our favorite buyers or sellers is the guys that have to sell because of the fund or the public guys that have already kind of built it into their year-end, and we can write a check, and we know what we’re doing. We get through due diligence as quick as anybody, but it’s thorough due diligence. You don’t see us passing on roof inspections like we see some people doing. We just don’t do that it. It’s silly.

So, we’re geared up for it, as you know, Barry, and we just think the next couple of years is going to be a lot of product for sale.

Barry Oxford

Great. Thanks for the color, Jeff.

Operator

Thank you, and the next question comes from John Kim with BMO Capital Markets.

John Kim

Thank you. I just wanted to clarify the assets being repriced in the market. I think, Pen, you mentioned valuations down 10% to 20% which would imply cap rate expansion of 60 basis points to 120 basis points or more, but in the Q&A you mentioned cap rates are up 25 basis points to 50 basis points, and I realize you said the valuations are down based on the original guidance, but it seems like a very big discrepancy between the 60 basis points to 120 basis points versus 25 basis points to 50 basis points. So, I just wanted to clarify which one was more accurate in terms of what you’re seeing?

Plymouth Industrial REIT

August 3, 2022 at 9:00 a.m. Eastern

Pen White

Hi, John. Sure. The real answer to all this is that we are still in a period of price discovery. It’s hard to pinpoint exactly, but yes, on average we are seeing cap rates between 25 basis points to 50 basis points, 25 basis points to 70 basis points. Cap rates, as you know, don’t tell the whole story especially when it’s applied to our types of properties. There’s other factors that go into analyzing these deals such as capex and length of lease term, how many tenants, so on and so forth.

Cap rates are probably more applicable to what I call real estate bonds, the ten-year Amazon leases or Walmart leases or some kind of investment-grade tenant where they may have been trading at three caps on the coast, they have come up 100 basis points, maybe more. They’re more interest-rate sensitive if you will.

So, as I mentioned earlier, we’ve seen all sorts of reasons why sellers are taking some properties off the market or they have to agree to sell at a price that was different from the expectations six to nine months ago. I think it’s a little bit over the board. It’s not an exact science. I don’t have a specific pinpoint accurate cap rate decompression factor to throw out, but I can share with you the ranges, and again, I reiterate that we’re still in a period of price discovery and that will probably become more clarified as we get closer to Labor Day.

John Kim

At what levels would you be more active on investments? Is it a certain initial cap rate threshold? Would it be just stabilization in the market or to your cost of capital, or are you more focused on replacement cost and the discount to that?

Pen White

Yes, I mean, good question. We kind of take all those factors into consideration, and I think we always have. I think we’ve always taken the cap rate, obviously, it relates to our cash flow, which is very important to us, but we’re also looking at the macro environment, economic environment, and yes of course, our cost of capital is a factor.

So, all those things go our bucket of factors if you will, when we analyze whether to push the throttle further, faster on acquisitions. So, I think the good news is we do have and maintain a pretty solid robust pipeline. We’re certainly still looking at opportunities in all of our markets, but with a wary eye, I guess is probably the best way to say it, and I think maybe we get a keener sense of how this is going to shake out in the remainder of the third quarter and fourth quarter.

John Kim

Okay, and can you provide an update on the current mark-to-market you have in your portfolio?

Jim Connolly

On average, we have roughly little bit little over 10% still.

John Kim

Is that on a GAAP or cash basis?

Jim Connolly

That’s on a cash basis.

John Kim

Thank you.

Plymouth Industrial REIT

August 3, 2022 at 9:00 a.m. Eastern

Jim Connolly

Thanks, John.

Operator

Thank you, and the next question comes from Anthony Hau with Truist.

Anthony Hau

Good morning, guys. Thanks for taking my question. Can you provide any update on the solar panel initiatives and maybe quantify the economics?

Jim Connolly

Yes. Illinois has a community solar program. So, we’ve contracted with two solar vendors to try to take advantage of that. They’re going to lease space on top of our buildings and they will get the incentives. We actually have no outlay on the solar panels, so we’re negotiating leases on roughly 4.2 million square feet which generates 42 megawatts of power. We expect those leases to be signed shortly, and then there is a discovery period where they sort everything out with the utilities, get all the permits set, and then installation occurs roughly 90 days after the signing of the lease. So, we expect the installations done next year roughly $1 million income from leasing the roofs with no outlay.

Anthony Hau

So, do you receive that $1 million in 2023 or in the fourth quarter 2022?

Jim Connolly

That will be a ‘23 number.

Anthony Hau

Got you, and just going back to the cap rate expansion comment, is that 25 bps to 60 bps across all the markets, or is there some markets that have held up better than others or some that are weaker than others?

Pen White

Well, I think there’s always some markets that are weaker than others no matter what type of macroeconomic environment we’re working in. I think if anything, even though there has been some interest rates increases obviously for the first half of this year, there is still is a great amount of capital on the sidelines that might be keeping some of these cap rates low, and this is just because of the backdrop we’re dealing with because in the first half of this year, we’ve had record low vacancy across all markets, and solid demand has increased year-over-year rent growth demonstrably. I mean the asking rents for the first half of the year increased 14%. As impressive as that was, the taking rent growth was even higher, I think it was at 18%.

So, we’re still seeing, obviously, a huge demand from investors for Industrial space across the board. That being said, some of the buyers out there that typically leverage up a little bit more than others are spending more time on the sidelines, and so I think that has a nullifying effect on overall valuations. So, we’re on it. We’re keeping track of it. We see a lot of deals every single day, and not a lot has been getting done, if you will, in July and August. I think, again, after Labor Day we are going to see some kind of crystallization, if you will, of where cap rates are and overall returns.

Anthony Hau

Thanks guys.

Plymouth Industrial REIT

August 3, 2022 at 9:00 a.m. Eastern

Jeff Witherell

Thank you.

Operator

Thank you, and our last question today comes from Connor Siversky with Berenberg.

Connor Siversky

Good morning, everyone. Thanks for having me on the call. I’m going to dig a little deeper for some of these questions here, but maybe just to start on the development pipeline with the about $24 million remaining for the projects in motion. Is it reasonable to assume that the cost per square foot is essentially even across those projects for modeling purposes?

Jeff Witherell

You are talking about the price per square foot to build, Connor?

Connor Siversky

Right.

Jim Connolly

Yes, Jacksonville will be a little higher than Georgia because were building smaller buildings. Cincinnati is in line with Georgia, and Maine was a little bit higher as well because it’s a smaller building.

Connor Siversky

Okay, so Boston will probably see the highest hit in terms of price per square foot?

Jim Connolly

Yes.

Connor Siversky

Then, in terms of the NOI yields within the range of 7% and 9%, does the same thing apply? I mean, is Boston getting the 9% versus Atlanta and Cincinnati down near the 7% or other way around?

Jim Connolly

Yes, correct. In general, costs for the Boston space will be a little bit higher, but the rents are higher as well. So, it has little bit higher yields.

Connor Siversky

Okay, and then just jumping back to early 2023 with the option to redeem those preferreds. I mean, in slowing down the acquisition pipeline and being somewhat conservative with development prospects. Is there an element of this where you’re freeing up capital such that you won’t have to use the revolver to take down that preferred? It just gives you another option to get rid of that overhead

Anthony Saladino

There potentially, via cash flow, will be some buy down of the preferred, if you will, but we will need to use the capacity under the revolver to take out the entire instrument.

Connor Siversky

Okay, and is the goal to take out the entire instrument?

Plymouth Industrial REIT

August 3, 2022 at 9:00 a.m. Eastern

Anthony Saladino

Presently, it is. Yes.

Connor Siversky

Okay, understood. That’s all from me.

Jeff Witherell

Thank you.

CONCLUSION

Operator

Thank you, and this concludes the question and answer session, and I would like to return the floor to Jeff Witherell for any closing comments.

Jeff Witherell

Thank you everyone for joining us today. As usual we’re available for follow-up questions, and we will talk to you next quarter.

Operator

Thank you. The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect your lines.

Plymouth Industrial REIT

August 3, 2022 at 9:00 a.m. Eastern